UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM  8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 7, 2003

UPC POLSKA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22877	06-1487156
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4643 Ulster Street, Suite 1300, Denver, Colorado  80237
(303)770-4001

(Address, including Zip Code and Telephone Number, including
Area Code, of Principal Executive Offices)

Item 3.  Bankruptcy and Receivership

UPC Polska, Inc. (“UPC Polska” or the “Company”) with the approval of its affiliated creditors UPC Telecom B.V. and Belmarken Holding B.V. (collectively, the “UPC Entities”), and with the approval of nearly 75% of the non-affiliated holders (the “Participating Noteholders”) of the Company’s 14 ½% Senior Discount Notes due 2008, 14 ½% Senior Discount Notes due 2009 and Series C Senior Discount Notes due 2008 (collectively, the “Senior Notes”), filed a voluntary petition for relief under Chapter 11 (“Chapter 11”) of the United States Bankruptcy Code (the “U.S. Bankruptcy Code”) on July 7, 2003, and filed a pre-negotiated plan of reorganization (“Plan of Reorganization”) on July 8, 2003, with the United States Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”) (Case No. 03-14358).

The Company remains in possession of its assets and properties and continues to operate its businesses and manage its properties as a “debtor-in-possession” pursuant to Sections 1107 and 1108 of the U.S. Bankruptcy Code and under the supervision of the U.S. Bankruptcy Court.  The Chapter 11 proceeding of the Company does not involve any of the operating subsidiaries of the Company which hold substantially all of the fixed assets and contracts relating to the Company’s operating subsidiaries’ employees, suppliers and customers.

On June 20, 2003, the Company announced that the Company, the UPC Entities and the Participating Noteholders entered into a Restructuring Agreement, dated as of June 19, 2003 (the “Restructuring Agreement”), to reduce the Company’s indebtedness through a judicially supervised cancellation of the Senior Notes, all of the loans and affiliated debt held by the UPC Entities and other Company debt.  Under the Restructuring Agreement, the Participating Noteholders would receive $80.0 million in cash and $60.0 million in new 9.0% Notes dues 2006 in exchange for the cancellation of their claims,  the UPC Entities would receive $15.0 million in cash and 100% of the newly issued common stock of the reorganized Company in exchange for the cancellation of their claims, and the UPC Entities would not receive any consideration for their existing equity interest in the Company.

The Restructuring Agreement and the Plan of Reorganization are subject to various closing conditions.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Not applicable.

(b)  Not applicable.

(c)  Exhibits

Exhibit Number	Description

2.1	Chapter 11 Plan of Reorganization Jointly Proposed by the Company and UPC Polska Finance, Inc., dated July 8, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2003

UPC POLSKA, INC.

	By:	/s/ Simon Boyd
Name: Simon Boyd
Title: Chief Executive Officer